Exhibit 10.1

CODE PURCHASE AND PERPETUAL LICENSE AGREEMENT

THIS CODE PURCHASE AND PERPETUAL LICENSE AGREEMENT (this "Agreement") is made and entered into this 9th day of October, 2012 (the "Effective Date") by and between Asure Software, Inc., a Delaware corporation (“Asure”), and FotoPunch, Inc., a Delaware corporation ( “FotoPunch”).

WHEREAS, FotoPunch is the owner and developer of facial and voice recognition software for workforce time, attendance, data collection, scheduling and other applications for use with mobile devices and other devices (the “Software” as further defined in Section 1.6 below);

WHEREAS, Asure desires to purchase a copy of the Code for the Software and all future Modifications thereof and obtain a perpetual right and license to use the Code and Software for commercial exploitation in its industry, and to obtain certain other rights as set forth herein, and FotoPunch is willing to grant to Asure the foregoing rights, in accordance with the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS.

In this Agreement, the following capitalized terms shall have the following meanings:

1.1 “Code” means all source code for the Licensed Software or any Modification including but not limited to all logic, logic diagrams, flowcharts, algorithms, routines, sub-routines, utilities, modules, file structures, coding sheets, coding, functional specifications, and program specifications comprising or contained in the Licensed Software or any Modification whether in eye readable or machine readable form.

1.2 “End User” means any of Asure’s third party users of the Licensed Software.

1.3 “Industry” means the workforce management hardware, equipment and software solutions industry (howsoever such solutions are provided whether perpetual, SaaS, desktop or remotely via mobile device) including payroll, time and attendance, human resources or   scheduling, and any other solution or product that competes or is competitive to a software solution or product that Asure now provides or hereafter may provide.

1.4 “Modification(s)” means any modifications, changes, revisions, enhancements, corrections of defects, fixes, workarounds, improvements, or changes in functionality to the Licensed Software or the Code, whether or not issued in a formal update, upgrade, or release, or any other work of authorship based upon the Licensed Software, the Code, or a Modification provided they relate to time and attendance solutions, scheduling solutions or any software solution Asure now provides or hereafter may provide.

1.5 “Licensed Services” means (a) configuration, integration, and installation services in connection with the licensing and implementation of the Licensed Software to End Users; (b) on-going support services to End Users in connection with the use of the Licensed Software; (c) hosting services to host the Licensed Software to End Users; and (d) professional services or any other services which Asure now provides or hereafter may provide to End Users.

1.6 “Licensed Software” or “Software” means the software products of FotoPunch in machine executable object code format, and any documentation therefore, as set forth on Exhibit A attached hereto, including any Modifications made thereto.

1.7 “Term” has the meaning set forth in Section 9.1.

SECTION 2.  CODE PURCHASE AND PERPETUAL LICENSE

2.1 Purchase of Code and Perpetual License Rights.  Subject to the terms of this Agreement, FotoPunch hereby (a) sells to Asure a copy of the Code (which includes future Modifications thereto) for the Licensed Software; and (b) grants to Asure, an irrevocable, worldwide, perpetual right and license to forever retain and use the Code and each executable copy of the Licensed Software for commercial exploitation by Asure without restriction in the Industry (such rights to forever retain, use and commercially exploit the Code and Licensed Software shall be referred to as the “Perpetual License”). The Perpetual License grants Asure the right to commercially exploit the Code and Licensed Software in any manner in the Industry so long as it is an integrated Asure product or to an existing Asure customer or solution including but not limited to the right (a) to use, market, license, distribute, copy, and deliver the Licensed Software for commercial exploitation; (b) to host the Licensed Software and Code; (c) to provide the Licensed Services; (d) to use the Code to assist Asure in connection with licensing and exploitation of the Licensed Software, and providing the Licensed Services; and (e) to make Modifications to the Code as set forth in Section 2.4. In consideration of the Perpetual License and the other rights granted to Asure, Asure shall pay FotoPunch the “Purchase Price” set forth in Section 3.

2.2 Sub-Licensee Rights.  Asure shall have the right to grant non-exclusive and non-transferable sublicenses to resellers and third parties (the "Sub-Licensee(s)") on at least the same terms as are granted to under this Agreement.

2.3 Delivery of Materials.  Upon execution of this Agreement, FotoPunch shall provide Asure with at least one executable copy of each of the Licensed Software and one copy of the Code therefor in a format agreeable to both parties.  Asure shall be permitted to make such number of copies of the Licensed Software and the Code as are reasonably necessary in connection with the exercise of the rights granted to it hereunder.

2.4 Modifications by Asure. From the Effective Date hereof and forever in perpetuity, Asure shall have the right to make Modifications to the Code (and any corresponding Licensed Software) at Asure’s sole cost and expense without the prior written consent of FotoPunch. All such Modifications made by Asure shall be owned entirely by Asure (and are hereby assigned by FotoPunch to Asure) and without additional compensation to FotoPunch.  Asure shall have no obligation to provide FotoPunch with any source code, executable copy or documentation comprising any such Modification.  FotoPunch shall give Asure all assistance required to perfect such rights to any such Modifications made by Asure.

2.5 Asure’s Right to Modifications made by FotoPunch.  Asure’s purchase of a copy of the Code and Perpetual License includes a right to all Modifications made to the Code or the Licensed Software by FotoPunch for time and attendance or scheduling solutions at anytime hereafter in executable and source code formats without additional cost to Asure. FotoPunch shall provide such Modifications to Asure within 10 days of developing such Modifications which relate to time and attendance solutions or scheduling solutions. All Modifications made by FotoPunch shall be and are part of the Perpetual License granted to Asure hereunder and Asure shall have the right to forever retain and use the Code and Modifications made by FotoPunch and to make further Modifications thereto as provided in this Agreement.

SECTION 3.                 PURCHASE PRICE

3.1 Purchase Price.  For the rights granted hereunder, Asure shall pay FotoPunch $400,000 payable (a) $200,000 in cash on the Effective Date, and (b) $200,000 in cash in three equal installments of $66,667 on each of December 31, 2012, March 31, 2013 and June 30, 2013. For the avoidance of doubt, the parties each hereby acknowledge and agree that that Perpetual License is granted on the date the initial payment of $200,000 has been received by FotoPunch.

3.2 Late Payments. Upon failure of a party to timely pay any amounts under this Agreement when due, the other party shall be entitled to impose interest on the amount outstanding at the rate of 1% per month (12% per annum) from the date it was originally due.

3.3 Expenses.  Each party shall pay all expenses incurred by it in the negotiation, execution and performance of this Agreement.

SECTION 4.  SERVICE OBLIGATIONS

4.1 Asure to Provide Services to End Users. Asure shall be solely responsible, at its expense, for (a) promoting, marketing and licensing the use of the Licensed Software to End Users; (b) training End Users in the use of the Licensed Software; (c) providing the Licensed Services to End Users; and (d) establishing sufficient infrastructure to provide the Licensed Services.

4.2 Integration Services.  For a period of two (2) years from the Effective Date, FotoPunch shall make itself available and provide on a commercially timely basis integration services to Asure for the purpose of assisting Asure in the integration and use of the Licensed Software with Asure’s solutions or otherwise. Asure shall request integration services by project on a “pay as you go basis”.  Prior to FotoPunch providing services, the parties shall agree in writing or by email on the scope of the project, the estimated number of hours, and a schedule of milestones and deliverables, as applicable. FotoPunch shall invoice Asure for such services at an hourly rate of $150.00 or as otherwise agreed to by the parties in a separate writing.  Invoices shall be paid net 30 days.  Asure has no obligation to request integration service exceeding $100,000 during the two year integration period. The parties shall use reasonable efforts to cooperate and coordinate with each other during the integration period for a smooth and orderly transition.

SECTION 5.                 RIGHTS AGREEMENT

5.1 Rights Agreement.»

  On the Effective Date, FotoPunch and Asure shall enter into a rights agreement granting Asure a first right and option and first refusal right to purchase FotoPunch for a period of two years from the Effective Date on such terms as are mutually acceptable to the parties (the “Rights Agreement”).

SECTION 6.  TITLE AND CONFIDENTIAL INFORMATION.

6.1 Title.  The Licensed Software and the Code are the sole property of FotoPunch except the Perpetual License granted to Asure herein, the copies of the Code delivered to Asure hereunder, and any Modification developed by Asure pursuant to Section 2.4, all of which shall be owned by Asure.

6.2 Confidential Information.  The parties agree that any information received by either party in connection with this Agreement which is not in the public domain including but not limited to the Licensed Software and the Code including information received verbally that a reasonable person would understand to constitute proprietary information (hereinafter "Confidential Information") is not to be disclosed to any person other than employees, contractors, professional advisors, and actual or prospective investors, lenders or acquirers of either party who have a need to know such information.  The receiving party shall be responsible for unauthorized disclosures of the other party's Confidential Information by such employees, contractors and others to whom it disclosed the Confidential Information.   The parties agree that any Confidential Information disclosed to a party pursuant to this Agreement may be used by the receiving party only in the performance of this Agreement (or, as to advisors and other authorized discloses, for purposes of evaluation and advice), and for no other purpose. The parties further agree that with respect to the Confidential Information of the other party, during the Term of this Agreement and thereafter, the receiving party will at all times maintain its confidentiality using the same degree of care that such party uses to protect its own Confidential Information and in no case using less than the usual standard of care used in the software licensing industry.  Confidential Information does not include information (i) which becomes public knowledge by acts other than those of the receiving party and through no fault of the receiving party; (ii) rightfully received by the receiving party from a third party who is not bound by a nondisclosure agreement with respect to such information and without breach of this Agreement; or (iii) which must be disclosed pursuant to a court or administrative order, provided that the receiving party first promptly notifies the disclosing party of such order so that the disclosing party may take appropriate action to preserve the confidentiality of such information.

SECTION 7.                  REPRESENTATIONS AND WARRANTIES

7.1 FotoPunch Representation and Warranties.  FotoPunch warrants and represents to Asure that (a) the Code and all Licensed Software shall perform substantially as described it its user manuals and other descriptions and specifications; (b) the Code and the Licensed Software will not contain any computer viruses or other code designed or intended to disable the functionality of any software or system, or otherwise designed or intended to adversely affect the operation of any systems or data of Asure and was not developed using any “open source code”; (c) FotoPunch has the full power and authority to enter into this Agreement and all necessary rights to perform its obligation hereunder according to the terms and conditions of this Agreement and is the sole owner of all right, title and interest in and to the Code and the Licensed Software; (e) FotoPunch has not granted and will not grant any rights in the Licensed Software or the Code (including any Modifications) to any third party which grant is inconsistent with the rights granted to Asure in this Agreement; and (e) neither the Code and any Modifications were made, or will be made, using any “open source code”.

7.2 Asure Representation and Warranties.  Asure warrants and represents to FotoPunch that Asure (a) has the full power and authority to enter into this Agreement and all necessary rights to perform its obligation hereunder according to the terms and conditions of this Agreement; (b) will not give permission to any third party to use the Licensed Software or the Code for any purpose other than as expressly permitted by this Agreement; (c)  will not possess, use, import, export or resell (and shall not permit the possession, use, importation, exportation, or resale of) the Code or the Licensed Software in any manner which would cause it or its affiliates to breach any applicable export control laws, rules, or regulations of any jurisdiction applicable to Asure; (d) will not grant any rights in the Licensed Software or the Code (including any Modifications) to any third party which grant is inconsistent with the rights granted to Asure in this Agreement; and (e) will not use any “open source code” for Modifications it makes.

SECTION 8.                  INDEMNIFICATION; LIMITATION OF LIABILITY.

8.1 FotoPunch Indemnity.  FotoPunch shall indemnify, defend and hold Asure and its affiliates, and their respective end users, resellers, officers, directors, employees, independent contractors, and agents harmless from and against any and all third party claims of loss, liability, costs and expenses (including reasonable legal fees and costs) arising out of (a) a breach by FotoPunch of any representation, warranty or covenant by it in this Agreement or the Rights Agreement; or (b) any claim or action by a third party alleging that the Code, the Licensed Software or any Modifications as provided by FotoPunch to Asure hereunder at anytime infringes or misappropriates any patent, copyright, trade secret or other intellectual property right of a third party.

8.2 Asure Indemnity.  Asure shall indemnify, defend and hold FotoPunch and its affiliates and their respective officers, directors, employees, independent contractors, agents and affiliates harmless from and against any and all third party claims of loss, liability, costs and expenses (including reasonable legal fees and costs) arising out of a breach by Asure of any representation, warranty or covenant by it in this Agreement or the Rights Agreement.

8.3 Limitations on Liability. EXCEPT FOR FOTOPUNCH’S OBLIGATIONS UNDER SECTIONS 2.5, 5, AND 8.1(b) AND THE RIGHTS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT.

SECTION 9.                 TERM; TERMINATION

9.1 Term.  This Agreement shall commence on the Effective Date and shall continue in perpetuity unless this Agreement is rightfully terminated by either party (the "Term").

9.2 Termination by Either Party. Either party may terminate this Agreement if (a) the other party materially breaches any representation, warranty or covenant of such party in this Agreement or the Rights Agreement which breach is not cured within thirty (30) days of the receipt of written notice of breach specifically identifying the breach on which termination is based, or (b) upon receipt of notice in the event of the insolvency, bankruptcy, or inability of the other party to pay debts as and when due, or an assignment for the benefit of creditors, or the appointment of a receiver for all or a substantial part of the other party’s business or property, or an attachment of any assets lasting more than sixty (60) days or the other party ceases to conduct its business operations in the ordinary course of business. All rights and licenses granted under or pursuant to this Agreement by FotoPunch to Asure are, and shall otherwise be deemed to be, for the purposes of Section 365(n) of the United States Bankruptcy Code (“Bankruptcy Code”), licenses to rights to “intellectual property” as defined in the Bankruptcy Code.  The parties agree that Asure, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code including, in the event of a bankruptcy proceeding by or against FotoPunch under the Bankruptcy Code.

9.3 Effect of Termination.  No termination of any kind pursuant to Section 9 or otherwise shall affect Asure’s right to retain the Code and the Perpetual License forever.  If Asure breaches its payment obligations to FotoPunch, FotoPunch’s sole remedy is a claim of money damages at law and FotoPunch shall have no right to terminate the Perpetual License and other rights granted to Asure under this Agreement. In the event FotoPunch’s breaches its fundamental obligations to Asure under Sections 2.5, 5 or 8.1(b), or under the Rights Agreement, Asure shall have the right to seek any remedies available at law or equity including the right to seek specific performance, injunctive relief, or other equitable relief against the breaching party, each of which shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any rights and remedies available to Asure at law or in equity.

SECTION 10.               MISCELLANEOUS.

10.1 Relationship of the Parties. Neither party will have any right, power, or authority to assume, create, or incur any expense, liability, or obligation, expressed or implied, on behalf of the other party. This Agreement is not intended to be nor will it be construed as a joint venture, association, partnership, or other form of a business organization or agency relationship.

10.2 Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to its subject matters and supersedes all previous written or oral negotiations, commitments and writings.

10.3 Assignability. This Agreement and the rights and obligations hereunder are not assignable by either party except to (a) an affiliate of a party, or (b) to a successor of a party in the event of a sale of substantially all of the assets or stock of such party (subject to the Rights Agreement) provided such successor or assign assumes the obligations hereunder as if it were the original FotoPunch party to this Agreement and agrees to be bound by the terms of this Agreement in writing. In such event, each party shall provide the other party with written notice of the identity and contact information of a  permitted successor or assign and a copy of an assignment and assumption agreement. This Agreement shall bind and inure to the benefit of the parties hereto and their permitted successors and assigns.

10.4 Waivers; Severability.  The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder.  If any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement will not be affected thereby, and the parties will use all reasonable efforts to substitute for such invalid, illegal or unenforceable provisions one or more valid, legal and enforceable provisions which, insofar as practicable, implement the purposes and intents hereof.  To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

10.5 Amendments.  This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance.

10.6 Law Governing.  This Agreement and performance hereunder will be governed by the laws of the state of Texas, exclusive of its conflict of law rules. In the event of a dispute regarding this Agreement or its subject matter that the parties do not resolve by negotiation, the complaining party must submit the dispute to binding arbitration with the other party in Austin, Texas, before a single arbitrator under the Commercial Arbitration Rules of the American Arbitration Association. The cost of the arbitrator shall be borne equally by the parties. The arbitrator may award reasonable attorneys’ fees and costs as part of the award. The award of the arbitrator will be binding and may be entered as a judgment in any court of competent jurisdiction.  Notwithstanding the foregoing, to the extent that the remedy sought by a party is injunctive relief, the parties agree to the personal and subject matter jurisdiction, and the forum convenience, of the federal and state courts located in Austin, Texas.

10.7 Notices.  All notices, requests, demands and other communications hereunder shall be deemed to have been duly given on the date delivered if delivered by hand, three days after being sent by certified or registered mail (postage prepaid and with return receipt requested), on the date delivered if by overnight courier service, or on the date delivered if by fax transmission to:

TO: ASURE	Asure Software, Inc.
110 Wild Basin Road
Austin, Texas 78746
Attention: Chief Financial Officer
Facsimile No.: (512) 427-2365

With a copy to:	Messerli & Kramer P.A.
100 South Fifth Street, Suite 1400
Minneapolis, MN 55402-1217
Attention: Dave Weigman, Esq.
Facsimile No.: (612) 672-3777

To: LICENSEE	FotoPunch
251 West River Park Drive
Provo, Utah 84604
Attention: President
Facsimile No.:

or to such other address of which any party may notify the other parties as provided above.  Notices are effective upon receipt or, if mailed, five (5) business days after the placing thereof in the United States mail in the manner provided above.

10.8 Continuing Obligations. Unless otherwise expressly provided for therein, Sections 2, 3, 4, 5, 6, 7, 8, 9, and 10 of this Agreement will survive termination of this Agreement for any reason.

10.9 Headings. The section headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the undersigned duly authorized officers of the respective parties have hereto affixed their signatures to this Agreement as of the date and year first written above.

FOTOPUNCH, INC.	ASURE SOFTWARE, INC.

By: /s/ Tom Loveland	By: /s/ Patrick Goepel
Its: Chief Executive Officer	Its: Chief Executive Officer

Exhibit A

Licensed Software

Licensed Software:              FotoPunch SmartPunch (iPhone, Android, Windows Phone)

FotoPunch WallPunch (wall-mounted Android or iPad)

FotoPunch Plus+

FotoPunch Connect

FotoPunch VoicePunch (IVR call-in)

FotoPunch TextPunch (SMS-based punch)

FotoPunch SmartPunch (smart phone based punching)

FotoPunch WallPunch (wall-mount punch-in solution)

Documentation:                    System documentation

Mobile application architecture

Training materials

End User Manual

Specifications or other instructional documentation